Exhibit 99.1

Contact:	Lou Cancelmi 206/433-3170

FOR IMMEDIATE RELEASE	May 20, 2003

CHAIRMAN OF ALASKA AIR GROUP RETIRES

     SEATTLE — John F. Kelly, 58, the chairman of Alaska Air Group (ALK:NYSE), officially retires today at the conclusion of the company’s annual shareholders meeting.

     Kelly’s successor is William S. Ayer, 48, president and chief executive officer of Alaska Air Group and president, chairman and chief executive officer of Alaska Airlines. Ayer also assumes Kelly’s responsibilities as chairman of Horizon Air, Inc. Jeffrey D. Pinneo, president and chief executive officer of Horizon, will report to Ayer.

     “Over a 27-year career with this company, John has been the right man at the right place at the right time during some of the most critical periods that faced Alaska and Horizon,” said Ayer. “His marketing acumen, his extraordinary leadership, his passion for the application of technology in the air and on the ground — along with his instinct for the needs of employees and customers — are recognized throughout the industry.”

     Ayer will tell shareholders attending the meeting today that the company’s primary goal is to rigorously adhere to ongoing efforts to reduce costs in order to remain competitive within the industry. At the same time, he said he intends to maintain the tradition of customer-focused service that are hallmarks of both Alaska Airlines and Horizon Air.

     Ayer became president of Alaska Air Group and chairman of Alaska Airlines in February of this year. Prior to that he served Alaska Airlines as president and CEO. He was elected to the board of directors of Alaska Air Group in 1999.

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     A veteran of 20 years with both Alaska Airlines and Horizon Air, Ayer joined Alaska in 1995 as vice president of marketing and planning. In 1997 he became the carrier’s senior vice president of customer service, marketing and planning. Before coming to Alaska, he was Horizon Air’s senior vice president of operations and, prior to that, held several positions with the airline’s marketing department, including vice president of marketing and planning.

     In other news from the meeting, Mary Jane Fate, 69, is retiring from the board of directors after nearly 25 years of service. A member of the board’s compensation committee, Fate is the general manager of a family business in Fairbanks and serves as commissioner of the U.S. Arctic Research Commission under an appointment by President George W. Bush.

     Preliminary voting results indicate shareholders elected incumbent board members Bruce R. Kennedy, Jessie J. Knight, Jr., and J. Kenneth Thompson to three-year terms. Kennedy, former chairman, chief executive officer and president of Alaska Air Group, has been a member of the board for 31 years. Knight, president and chief executive officer of the San Diego Regional Chamber of Commerce, was appointed to the board at the end of 2002. Thompson, president of Pacific Rim Leadership Development in Anchorage, has been a member of the board since 1999.

     Shareholder proposals on simple-majority voting; the annual election of each director; shareholder approval of any stockholder rights plan; and expensing stock options are expected to pass, pending a final tally. Proposals on amending the certificate of incorporation; selling the company; an independent board chairman; and reporting on employee stock ownership appear to have been defeated.

     Alaska Air Group is the parent company of Alaska Airlines and Horizon Air Industries. Together, Alaska Airlines and Horizon Air serve more than 80 cities in Alaska, Mexico, Canada and the Lower 48 states.

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